One Jake Brown Road Old Bridge, NJ 08857 Tel: 732-679-4000 Fax: 732-679-4353 www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Third Quarter &
Nine Months 2009 Results

OLD BRIDGE, NEW JERSEY, November 10, 2009 – Blonder Tongue Laboratories, Inc. (NYSE Amex:  “BDR”)

-	Q3 2009 Sales: $6,843,000 (a decrease of 29.5% relative to Q3 2008)

-	Q3 2009 Earnings from Continuing Operations: Breakeven

-	9 Month 2009 Sales: $22,033,000 (a decrease of 12.4% relative to 9 months 2008)

-	9 Month 2009 Earnings from Continuing Operations: Breakeven

Blonder Tongue (NYSE Amex: “BDR”) today announced its sales and results for the third quarter and nine months ended September 30, 2009.  Net sales for the third quarter 2009 were $6,843,000, compared to $9,709,000 for the third quarter 2008.  Earnings from continuing operations after income taxes were $2,000 or less than $0.01 per share for third quarter 2009, compared to $50,000 or $0.01 per share in third quarter 2008.  For the nine months ended September 30, 2009, sales were $22,033,000, compared to $25,155,000 in the comparable period of 2008.  Loss from continuing operations after taxes was $(1,000) or less than $0.01 per share, compared to $(630,000) or $(0.10) per share for the comparable period of 2008.

Commenting on the third quarter and the first nine months of 2009, Chairman and Chief Executive Officer James A. Luksch noted, “Despite the drop in third quarter sales over last year, the strength of our first quarter and continued gross margin improvements have allowed us to essentially break even for the first nine months of the year.  Our gross margin for the first nine months in 2009 was 39.5%, whereas in 2008 it was 32.6%. We were pleased in the sequential growth of 9.4% in our third quarter 2009 sales as compared to our second quarter 2009.  Our cash flow remains relatively neutral, and we continue to operate without the need to access our line of credit.  We believe the Company is comparatively healthy in a difficult economic environment.”  Luksch continued, “Our performance in the third quarter is an indication that the anticipated economic recovery has not yet reached our markets; however, we believe that the demand is there and should be realized.  Our challenge is to expand our new product coverage to take maximum advantage of the inevitable return of optimism and growth in capital spending.”

The decrease in sales is primarily attributed to a decrease in demand for the Company’s products across all product lines, resulting from the general deterioration in economic conditions.  Analog headend products were $2,507,000 and $3,390,000 and digital products were $1,756,000 and $3,304,000 in the third three months of 2009 and 2008, respectively.  The category for “digital products” includes both digital transition products (those required with the FCC mandated digital conversion of broadcast channels, which is now complete) and the Company’s latest product offerings, including high definition encoders and soon to be released EdgeQAM.  The decrease in digital transition product sales was offset by an increase in sales of HD encoders.  “The entire market for encoders and EdgeQAM is very large (hundreds of millions of dollars per year) and growing.  Blonder Tongue expects to get more than its share of that growth,” Mr. Luksch added.  “We will begin shipping our EdgeQAM product into the hospitality market in the fourth quarter and I firmly believe that we are well poised for the inevitable rebound in business, with the right products for the market segments with the greatest potential.”

Blonder Tongue Laboratories, Inc. provides professional solutions for content contribution, distribution and video delivery to the home or business, serving cable, broadcast, satellite, IPTV, institutional and professional video markets.  With nearly 60 years of experience, the Company designs, manufactures, sells and supports an equipment portfolio of digital and core analog video solutions, as well as high speed data and telephony for distribution over coax, fiber and IP networks.  Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2008 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “indications”, “should”, “project”, and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts:

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

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Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per-share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$6,843	$9,709	$22,033	$25,155
Gross profit	2,838	2,899	8,697	8,200
Earnings (loss) from operations	44	145	119	(285)
Earnings (loss) from continuing operations	2	50	(1)	(630)
Income (loss) from discontinued operations	8	(18)	77	(328)
Net earnings (loss)	$10	$32	$76	$(958)
Basic and diluted earnings (loss) per share from continuing operations	$-	$0.01	$-	$(0.10)
Basic and diluted gain (loss) per share from discontinued operations	$-	$-	$0.01	$(0.05)
Basic and diluted net earnings (loss) per share	$-	$0.01	$0.01	$(0.15)
Basic and diluted weighted average shares outstanding:	6,191	6,222	6,191	6,222

Consolidated Summary Balance Sheets
(in thousands)

	September 30, 2009	December 31, 2008
	(unaudited)
Current assets	$14,418	$16,040
Property, plant, and equipment, net	4,062	4,176
Total assets	25,496	27,042
Current liabilities	2,734	3,827
Long-term liabilities	3,123	3,779
Stockholders’ equity	19,639	19,436

Total liabilities and stockholders’ equity	$25,496	$27,042